EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Akorn, Inc. Employee Stock Purchase Plan of Akorn, Inc. of our reports dated March 16, 2010, with respect to the consolidated financial statements of Akorn, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of Akorn, Inc. filed with the Securities and Exchange Commission.

Chicago, Illinois
May 21, 2010